Form F-1 | Greifenberg Digital Limited

Exhibit 10.5

COLLABORATION AGREEMENT

This collaboration agreement (hereinafter the "Agreement") is entered into as of 1 August 2022 (the "Effective Date").

BETWEEN

Greifenberg Analytics Limited, having a place of business at Suite 130 - 10691 Shellbridge Way, Richmond, BC V6X2W8 Canada ("Greifenberg");

AND

Prasanna Tambe LLC of 603 Argyle Circle, Wynnewood, PA 19096 ("PTL").

Collectively referred to as "Parties" or individually as "Party".

WHEREAS Greifenberg is a Fintech company engaged in the business of providing research and analytic analysis on fixed income and corporate bond in emerging markets, initially focusing on China corporate bond.

WHEREAS PTL is owned by Prosanna Tambe who is a professor in the Department of Decision Science at Wharton Business School, University of Pennsylvania.

WHEREAS The Parties have in common the desire to cooperate in the research activities of financial analysis using Artificial Intelligence, machine language learning and big data, and other Fintech related developments approved by the Parties from time to time.

THE PARTIES AGREE AS FOLLOWS:

1        DEFINITIONS

For the purpose of this Agreement, the following terms, words, phrases and expressions, when used in the singular or plural, are defined as follows:

1.1	"Background Intellectual Property" means any and all Intellectual Property conceived, developed, reduced to practice or otherwise made or acquired by a Party prior to the Effective Date or outside the scope of this Agreement.
1.2	"Confidential Information" means any written information which a Party deems proprietary and clearly marked as "Confidential" or any proprietary information provided verbally from one Party to another and subsequently identified as confidential at the time of disclosure.
1.3	"Disclosure" means the publication of theses, articles, and scholarly writings or oral or written presentations at lectures, conferences or seminars.
1.4	"Forward Intellectual Property" means any and all Intellectual Property patentable or otherwise protectable by statute, conceived, developed, or reduced to practice or otherwise made by a Party in the course of collaboration under this Agreement.
1.5	"Intellectual Property" means scientific formulae, data, discoveries, inventions, ideas, software, models, prototypes, specifications, patterns, drawings, algorithms, concepts, products, compositions, processes and protocols, methods, tests and improvements, know-how, machines, devices, and computer programs and includes any and all patents, patent rights and patent applications which embody, emulate or employ any part of the foregoing.
1.6	"Product(s)" means any product, apparatus, method or service, the production, manufacture, sale, lease, use or practice of which incorporates or makes use of any or part of the Forward Intellectual Property.

1.7	"Project" means the research activities of financial analysis using Artificial Intelligence, machine language learning and big data, and other Fintech related developments approved by the Parties from time to time.
1.8	"Project Materials" means any data collected or acquired in performance of the Project, research results derived from the performance of the Project and materials created or developed in the performance of the Project.
2	PROJECT
2.1	Scope of the Project. The Parties shall use reasonable efforts to carry out the Project. Professor Tambe agrees to participate in the Project according to the description of involvement in Clause 2.2 below. The Project may from time to time be modified by mutual consent of the Parties.
2.2	PTL shall procure the services of Professor Tambe whom shall:
2.2.1	assist review Greifenberg's financial analytical model for its effectiveness, and provide guidance for any enhancement or improvements;
2.2.2	provide research support on Greifenberg's requirement from time to time;
2.2.3	help monitor the finance markets and technology trends;
3	PARTY OBLIGATIONS
3.1	Profession Tambe shall allocate up to the maximum of 3 hours per week to work on tasks given by Greifenberg, depending on Professor Tambe's availability. The hours per week can be extended by mutual agreement of the Parties.
3.2	Greifenberg shall pay PTL US$600 per hour for each hour worked by Professor Tambe, and reimburse any out of pocket expenses, includes travel and accommodation. Any expense exceeding US$1,000 shall be approved in advance in writing by Greifenberg.
3.3	Each year, Professor Tambe shall be entitled to attend one conference jointly agreed by the Parties.
3.4	The Parties shall provide actual data procured from third party for the purpose of the Project.
3.5	Greifenberg shall provide programing and computational support including allocating technical staff, for R&D for the Project.
4	PROJECT-RELATED MATERIALS
4.1	Subject to any applicable privacy legislation, regulatory approvals, and any third-party restrictions, each Party agrees to, upon request by any other Party, provide the requesting Party with Project Materials.
5	DISCLOSURE AND PUBLICATION
5.1	Publication. Parties shall have the right to publish and otherwise present the results without any restrictions. However, during the course of the Project, Parties shall inform the other Party plans for publication or other scientific communication arising from the Project and one copy of all scientific communication arising from the Project shall be given to the other Party.
5.2	The order of authors is a collective decision of the authors consistent with the governing standards of the scientific discipline(s) involved. Any disputes regarding authorship should be resolved in good faith.

5.3	Should the proposed publication contain any potential Forward Intellectual Property, Greifenberg shall have the right to assess and determine the appropriate disclosure so as to not damage or infringe on its Forward Intellectual Property in accordance with section 7.
5.4	In all publications, Greifenberg financial support and the Project shall be acknowledged.
5.5	Publicity. Unless required by regulations or law, no Party will issue any press release or publicity concerning this Agreement or the Project and its subject matter except with prior written consent from the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Parties shall have the right to disclose the existence of this Agreement.
5.6	Each Party agrees not to use the others' names or logo in publicity without written consent from the duly authorized representatives of the other Parties.

6        CONFIDENTIALITY

6.1	Notwithstanding the rights authorized in Sections 4 and 5, Confidential Information shall be treated by the receiving Party with the same degree of care with which the receiving Party treats and protects its own proprietary and confidential information against public disclosure but with no less than reasonable care. The obligation to safeguard Confidential Information shall continue for a period of two (2) years from the date of termination or expiration of this Agreement and shall not apply to information which;
6.1.1	is already known to the receiving Party to which it is disclosed without breach of the provisions of this Agreement;
6.1.2	is or becomes part of the public domain without breach of the provisions of this Agreement;
6.1.3	is lawfully obtained from a third Party;
6.1.4	is required by law to be disclosed;
6.1.5	is independently developed by one Party without reference to Confidential Information provided by another Party.

7        INTELLECTUAL PROPERTY

7.1	Background Intellectual Property. Each of the Parties, subject to any third-Party rights that may exist, agree to provide, free-of-charge, a non-exclusive, non-transferable, license to any Background Intellectual Property which shall be limited solely for the purpose of performing work under this Agreement. Any Background Intellectual Property must be clearly identified as such by the contributor at the time it is provided to the other Parties.
7.2	Forward Intellectual Property. Intellectual Property created by Professor Tambe or any associates /affiliates contributing to the Project under this Agreement shall be owned by Greifenberg and shall be under the exclusive administration and control of Greifenberg.
8	REPRESENTATIONS AND WARRANTIES
8.1	Representations. The Parties represent and warrant to each other that:
8.1.1	they each have full authority to enter into this Agreement;
8.1.2	their undersigned representatives have full authority to execute this Agreement on their behalf; and,
8.1.3	the performance of their respective obligations under this Agreement will not violate the terms of any other agreement or contract to which they are a Party.

8.2	Disclaimer: Notwithstanding anything else in this Agreement, each Party shall carry out its portion of any Project activities in accordance with appropriate scientific and professional standards but not promise success in achieving any desired result. No Party makes any representations or warranties either express or implied, as to the results of the Project research, including without limitation, the existence or non-existence of competing technology, the condition, quality or freedom from error of the research results, including but not limited to the Project Intellectual Property, or any part thereof, or any merchantability or fitness for any particular purposes or noninfringement, and all warranties, terms and conditions, express or implied, statutory or otherwise, are hereby disclaimed.
9	INDEMNIFICATION AND LIABILITY
9.1	Indemnification: Each Party shall be responsible for its negligent acts or omissions and the negligent acts or omissions of its servants and agents.
9.2	Liability. No Party shall be liable to another for indirect or consequential damages.

10        TERM AND TERMINATION

10.1	The term of this Agreement shall be for six months commencing from August 1, 2022 and shall be automatically renewed for a further six months period unless either party terminates this Agreement by giving the other party one month notice prior to the expiry of the then six month period.
11	GENERAL PROVISIONS
11.1	Notices. All notices, reports, requests, consents and other communications between the Parties pertaining to matters related to this Agreement shall be submitted in writing, by regular mail or by electronic mail, to the respective Party below.

Greifenberg:

Address:	Suite 130 - 10691 Shellbridge Way, Richmond, BC V6X 2W8 Canada
Email:	info@greifenbergdigital.com

PTL and Professor Tambe:

Address:	603 Argyle Circle, Wynnewood, PA 19096
Phone:
Email:

11.2	Waiver of rights. No waiver or failure by the Parties to enforce their right or insist on strict performance of this Agreement shall be deemed to prevent the Parties from subsequently enforcing their rights or insist on strict performance under the Agreement. No waiver or failure to strictly enforce rights shall affect the validity of this Agreement.
11.3	Survival. All terms of this Agreement which by their nature have continuing effect shall survive the termination or expiration of this Agreement.
11.4	Assignment. No Party shall have the right to assign this Agreement without the written consent of the other Parties. Such consent shall not be unreasonably withheld.

11.5	Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Parties with respect to the Project. There are no understandings, representations or warranties between the Parties in respect of the Project, except as expressly set forth in this Agreement. Any modification to this Agreement shall be agreed to in writing and approved by both Parties.
11.6	Governing law and Interpretations. This Agreement shall be construed and enforced under the substantive laws of British Columbia, Canada. Headlines are for reference only and shall not affect the meaning of any terms. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will continue unimpaired.
11.7	Counterparts. This Agreement may be executed in counterparts either through original or electronic transmission of signatures, which together shall form an Agreement. An executed copy of the Agreement delivered by facsimile or electronic copy shall constitute valid execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

SIGNED by	)
for and on behalf of	)
Greifenberg Analytics Limited	) /s/ David Goldman
in the presence of:	)

SIGNED by	)
Prasanna Tambe LLC	) /s/ Prasanna Tambe
in the presence of:	)

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